E
Exhibit 5.1

April 4, 2023
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, Connecticut 06901

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-8 (Registration No. 333-179204) (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), registering 400,000 shares (the “Shares”) of common stock, $0.01 par value, of the Company, subject to issuance by the Company pursuant to the Patriot National Bancorp, Inc. 2020 Restricted Stock Award Plan (the “Plan”).
This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
We have examined originals or certified copies of such corporate records, certificate of officers of the Company and/or public officials, the Registration Statement, the Plan, and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.
Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i)  the Shares have been duly authorized for issuance by the Company, and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the laws of the State of Connecticut. Our opinion is based on those laws as in effect as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation related to securities, or to the sale or issuance thereof.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission. This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Registration Statement, and shall not be used for any other purpose or relied upon by any other person without our prior express written consent.

Very truly yours,
/s/ Robinson & Cole LLP
Robinson & Cole LLP